Exhibit 99.1

Flamel Technologies to Present at RBC Capital Markets' 2016 Global Healthcare Conference

Lyon, France – February 11, 2016 - Flamel Technologies (NASDAQ: FLML) today announced that the
Company will be presenting at the RBC Capital Markets' Global Healthcare Conference to be held in New York City February 23 – 24, 2016.   Michael Anderson, Chief Executive Officer of Flamel, is scheduled to present on Tuesday, February 23rd at 9:30 a.m. Eastern Time.

Mr. Anderson's presentation will be webcast live and can be accessed by visiting the Investor section of the Company's website at http://www.flamel.com/investors. A replay of the presentation will also be available and archived on the website following the event.

About Flamel Technologies:
Flamel Technologies SA (NASDAQ: FLML) is a specialty pharmaceutical company utilizing its core competencies in formulation development and drug delivery to develop safer and more efficacious pharmaceutical products, addressing unmet medical needs and/or reducing overall healthcare costs. Flamel currently markets two previously Unapproved Marketed Drugs ("UMDs") in the United States, Bloxiverz® (neostigmine methylsulfate injection) and Vazculep® (phenylephrine hydrochloride injection), and in September 2015 announced that the NDA for its third UMD filing was accepted by the FDA and assigned a PDUFA date of April 30, 2016.  The Company also develops products utilizing its proprietary drug delivery platforms, Micropump® (oral sustained release microparticles platform), along with its tangent technologies, LiquiTime® (a Micropump-derivative platform for liquid oral products) and Trigger Lock™ (a Micropump-derivative platform for abuse-resistant opioids).  Additionally, the Company has developed a long acting injectable platform, Medusa™, a hydrogel depot technology, particularly suited to the development of subcutaneously administered formulations.   Current applications of Flamel's drug delivery products include sodium oxybate (Micropump®), extended-release of liquid medicines such as ibuprofen and guaifenesin (LiquiTime®, through a license arrangement with Elan Pharma International Limited for the U.S. Over-the-Counter market) and a current study of the delivery of exenatide utilizing the Medusa™ technology.  In February 2016, Flamel acquired FSC Pediatrics, a Charlotte, North Carolina-based company that markets three pediatric pharmaceutical products Cefaclor for oral suspension, indicated for infection, Karbinal™ ER, indicated for allergic rhinitis and AcipHex® Sprinkle™ (rabeprazole sodium) indicated for the treatment of gastroesophageal disease (GERD).  FSC also received 510(k) clearance from the FDA in October 2015 for Flexichamber ™, a collapsible holding chamber for used in the administration of aerosolized medication using pressurized Metered Dose Inhalers (pMDIs) for the treatment of asthma. The Company is headquartered in Lyon, France and has operations in St. Louis, Missouri, USA, Charlotte, North Carolina, USA, and Dublin, Ireland.  Additional information may be found at www.flamel.com.

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Contact:	Michael S. Anderson
Chief Executive Officer
Phone: (636) 449-1830
E-mail: anderson@flamel.com

Michael F. Kanan
Chief Financial Officer
Phone: (636) 449-1449
E-mail: kanan@flamel.com

Investor Relations
Stephanie Carrington
ICR Inc.
Phone: (646) 277-1282
Email: stephanie.carrington@icrinc.com

Lauren Stival
ICR Inc.
Phone: (646) 277-1287
Email: lauren.stival@icrinc.com